Exhibit 3.1

THIRD AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHOENIX BIOTECH ACQUISITION CORP.

January 3, 2023

Phoenix Biotech Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Phoenix Biotech Acquisition Corp.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 8, 2021 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on October 6, 2021, which was further amended by the filing of a First Amendment to the Amended and Restated Certificate with the Secretary of State of the State of Delaware on December 20, 2022 (the “First Amendment”) and the filing of the Second Amendment to the Amended and Restated Certificate with the Secretary of State of Delaware on July 7, 2023 (the “Second Amendment,” and, together with the First Amendment, the “Amendments”).

2. This Third Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate, as amended by the Amendments.

3. This Third Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Third Amendment to the Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5. Certain capitalized terms used in this Amended and Restated Certificate, as amended hereby, are defined where appropriate herein.

6. The text of the Amended and Restated Certificate of Incorporation shall be amended as follows:

a. Section 9.01(b) is hereby amended and restated in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 13, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by January 8, 2023 (or, if the Board extends the date for up to three additional one-month periods in accordance with the requirements below, the date to which such deadline is extended, which shall be no later than April 8, 2024) (the “Termination Date”), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.07). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Phoenix Biotech Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

b. Section 9.02(d) is hereby amended and restated in its entirety as follows:

“In the event that the Corporation has not consummated an initial Business Combination within the time period required by Section 9.01(b), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but in any event no later than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less interest previously released to, or reserved for use by, the Corporation in an amount up to $100,000 to pay dissolution expenses and less any other interest released to, or reserved for use by, the Corporation to pay franchise and income taxes, by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Corporation has not consummated an initial Business Combination by January 8, 2023, the Corporation may, without another stockholder vote, elect to extend the Termination Date up to three times, each by an additional one month, by resolution of the Board if requested by the Sponsor, and upon five business days’ advance notice prior to the applicable Termination Date (or such shorter notice period as the Board may permit in its sole discretion), provided that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit into the Trust Account for each monthly extension $0.03 for each then-outstanding Offering Share, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Corporation to the Lender. If the Corporation completes the Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into units at a price of $10.00 per unit, which units will be identical to the private placement units issued to the Sponsor at the time of the Offering. If the Corporation does not complete the Business Combination by the applicable Termination Date, such promissory notes will be repaid only from funds held outside of the Trust Account.”

[signature page follows]

IN WITNESS WHEREOF, Phoenix Biotech Acquisition Corp. has caused this Third Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Phoenix Biotech Acquisition Corp.

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

[Signature Page to Third Amendment to the Amended and Restated Certificate]